SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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YRC Worldwide Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

10990 Roe Avenue

Overland Park, Kansas 66211

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of YRC Worldwide Inc. (formerly Yellow Roadway Corporation) (the “Company”) will be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas, on Tuesday, May 16, 2006 at 10:00 a.m., Overland Park, Kansas time, to consider the following matters:

I.	The election of nine directors and

II.	The transaction of any other business as may properly come before the meeting or any reconvened meeting after an adjournment.

The accompanying Proxy Statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

The Board of Directors has fixed the close of business on March 27, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any reconvened meeting after any adjournments of the meeting.

WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Return it as promptly as possible in the enclosed envelope. No postage is required if mailed in the United States. You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be completed and returned. In some cases, you may be able to exercise your proxy by telephone or by the internet. Please refer to the Proxy Statement for further information on telephone and internet voting.

By Order of the Board of Directors:

Overland Park, Kansas

March 28, 2006

DANIEL J. CHURAY, Secretary

YRC WORLDWIDE INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

Annual Meeting of Stockholders

YRC WORLDWIDE INC.

10990 Roe Avenue

Overland Park, Kansas 66211

INTRODUCTION

We are furnishing this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board”) of YRC Worldwide Inc., a Delaware corporation (the “Company”), of proxies for use at our 2006 Annual Meeting of Stockholders, to be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas (the Company’s telephone is 913-696-6100; mailing address 10990 Roe Avenue, Overland Park, Kansas 66211), at 10:00 a.m., Overland Park, Kansas time, on May 16, 2006, and at any and all reconvened meetings after any adjournments of the meeting. Our Annual Report on Form 10-K (including audited financial statements) for the year ended December 31, 2005, accompanies this Proxy Statement, Notice of Annual Meeting of Stockholders and form of proxy, which will be mailed to stockholders on or about April 10, 2006. The Annual Report is not part of this proxy soliciting material except to the extent specifically incorporated herein by reference. A copy of our annual report to the Securities and Exchange Commission (“SEC”) on Form 10-K and the quarterly reports on Form 10-Q may be obtained without charge by writing the Manager, Investor Relations of the Company at the mailing address above. You may read and copy these reports or any other document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information that we have filed electronically. The SEC’s website is located at http://www.sec.gov. This information is also available through our website located at http://www.yrcw.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING OF THE COMPANY

At the Annual Meeting, you will consider and vote upon:

1.	the election of nine directors and

2.	any other business as may properly come before the meeting.

QUESTIONS AND ANSWERS

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on March 27, 2006 will be entitled to notice of and to vote at our Annual Meeting of Stockholders or any reconvened meetings after any adjournments of the meeting.

How many shares can vote?

On the record date, March 27, 2006, we had outstanding 57,459,413 shares of common stock, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

What matters am I voting on?

You are being asked to vote on the election of nine directors.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote “FOR” the proposed slate of directors.

How do I cast my vote?

If you hold your shares as a stockholder of record, you may vote by mail by signing and returning the enclosed proxy card, or you may vote in person at the Annual Meeting by delivering your proxy card in person or by filling out and returning a ballot that will be supplied to you at the meeting. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Stockholders with shares registered in their names with UMB Bank, N.A., our transfer agent, may authorize a proxy by the internet at the following internet address: http://www.cesvote.com, or by telephone at 1-888-693-8683. Proxies submitted through UMB Bank, N.A., by the internet or telephone must be received by 11:59 p.m. Eastern time (10:59 p.m. Overland Park, Kansas time) on May 15, 2006. The giving of a proxy will not affect your right to vote in person if you decide to attend the meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by the internet or telephone. This option is separate from that offered by UMB Bank, N.A., and, if available, will be reflected on the voting form from a bank or brokerage firm that accompanies this Proxy Statement. If your shares are held in an account at a bank or brokerage firm that participates in a similar program, you may direct the vote of these shares by the internet or telephone by following the instructions on the voting form enclosed with the proxy from the bank or brokerage firm. Votes directed by the internet or telephone through a similar program must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Overland Park, Kansas time) on May 15, 2006. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a proxy either on the internet or the voting form that accompanies this Proxy Statement. Requesting a proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by the internet or by telephone with respect to your shares. The internet and telephone proxy procedures are designed to

•	authenticate stockholders’ identities,

•	allow stockholders to give their proxy instructions, and

•	confirm that those instructions have been properly recorded.

Stockholders authorizing proxies or directing the voting of shares by the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, and the stockholder must bear these costs.

The enclosed proxy card contains instructions for voting by mail. Please follow these instructions carefully. The proxies identified on the back of the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter properly brought before the meeting. The proxies identified on the back of the proxy will vote your shares in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals. The Board does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

Can I revoke my proxy?

Yes. You can revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy card bearing a later date;

•	Requesting a proxy either on the internet or the voting form that accompanies this Proxy Statement (for telephone or internet voting only);

•	Giving written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

•	Attending the meeting and voting your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. A proxy that a stockholder submits may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Proxies that are marked “abstain”, proxies relating to “street name” shares that are returned to the Company but marked by brokers as “not voted” (“broker non-votes”) and proxies reflecting shares subject to stockholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

Will broker non-votes or abstentions affect the results?

No, broker non-votes and abstentions will not count as votes “FOR” or “AGAINST” any director or proposal being voted on.

What does it mean if I get more than one proxy card?

Your shares are probably registered in more than one account. You should vote each proxy card you receive.

How many votes are needed for approval of each proposal?

The election of directors requires a plurality vote of the votes cast at the meeting. “Plurality” means that the nine individuals receiving the highest number of “FOR” votes will be elected to the Board. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction of the stockholder to withhold authority, abstentions or a broker non-vote) will not be counted in that nominee’s favor.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2006.

How will proxies be solicited? Who will bear the cost?

We will bear the cost of the solicitation. In addition to the use of the mails, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock held of record by those owners. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

Stockholders authorizing proxies or directing the voting of shares by the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, and the stockholder must bear those costs.

SUBMISSION OF PROPOSALS BY STOCKHOLDERS

As prescribed by SEC rules, we must receive stockholders’ proposals intended to be presented at the 2007 Annual Meeting by December 11, 2006 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals that are proposed to be brought before the 2007 Annual Meeting and that are not received by the deadline described in the preceding sentence will be considered not properly brought before that meeting, and will be out of order, unless we receive notice of the stockholder proposal not less than 60 days nor more than 90 days prior to the date of the 2007 Annual Meeting, in accordance with our Bylaws. If, however, we give less than 70 days notice of the date of the 2007 Annual Meeting, then, to be timely, we must receive notice of a stockholder proposal by the 10th day following the day that we mail notice of, or publicly disclose, the date of the 2007 Annual Meeting. We may use our discretionary authority to preclude any stockholder proposal received after that time from presentment at the 2007 Annual Meeting.

Stockholders who wish to suggest qualified candidates to stand for election to our Board may write to the Secretary, YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, stating in detail and in accordance with our Bylaws the qualifications of the persons they recommend. To be considered at the 2007 Annual Meeting, you must mail or deliver a recommendation to us not less than 14 days nor more than 50 days prior to the date of the 2007 Annual Meeting. If, however, we give less than 21 days notice of the date of the 2007 Annual Meeting, you must mail or deliver a recommendation by the seventh day following the day that we mail notice of the date of the 2007 Annual Meeting. The Governance Committee of the Board will consider the suggestions.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Share ownership of directors and executive officers is as of February 28, 2006, and includes:

•	shares in which they may be deemed to have a beneficial interest;

•	shares credited to individual accounts in the Company’s qualified savings and defined contribution 401(k) plans;

•	share units subject to the 2004 Long-Term Incentive and Equity Award Plan;

•	in the case of executive officers, shares subject to options that are exercisable on or prior to April 29, 2005, pursuant to the 1996 Stock Option Plan, 1997 Stock Option Plan, 1999 Stock Option Plan, and 2002 Stock Option and Share Award Plan; and

•	in the case of outside directors, options that are exercisable on or prior to April 29, 2006, pursuant to the Directors’ Stock Compensation Plan.

The Company has established executive equity ownership guidelines for its executive officers who actively participate in the Company’s long-term incentive plan (or any successor to that plan). These guidelines establish ownership targets based on an executive’s base salary and grade level. Generally, the target levels of ownership are phased in over a six-year period. If an executive does not achieve the desired target level of equity ownership, the executive’s long-term incentive award will be adjusted to provide for a higher percentage equity payout and a similar lower percentage cash payout until such time as the targeted equity ownership guideline for the executive is met. The equity ownership guidelines provide for a target number of shares measured at December 31 of the sixth year of participation in the Company’s long-term incentive plan. The target number of shares is a specified multiplier of the executive’s then current salary, with the number of shares calculated by using the per share fair market value for the fourth quarter of the sixth year and as determined under the equity ownership guidelines. Mr. Zollars’ target equity ownership is five times his salary. Each of the Company’s other executive officers have target equity ownership guidelines that range from three times to two times their respective salary.

Also, see footnote (2) below regarding adjusted amounts and percentages arising out of grants of performance share units.

Name	Shares Owned as of 2/28/06(1)		Shares Subject to Options that Are or Will Become Exercisable prior to 4/29/06	Total Beneficial Ownership(1)		Percent of Class	Unvested LTIP Performance Share Units(2)	Adjusted Total Beneficial Ownership		Adjusted Percent of Class
Cassandra C. Carr	13,094	(3)	4,178	17,272	(3)	*	0	17,272	(3)	*
Howard M. Dean	23,655		0	23,655		*	0	23,655		*
Frank P. Doyle	22,807	(4)	0	22,807	(4)	*	0	22,807	(4)	*
John F. Fiedler	8,041	(4)	0	8,041	(4)	*	0	8,041	(4)	*
Dennis E. Foster	9,674		4,178	13,852		*	0	13,852		*
Paul J. Liska	2,995		0	2,995		*	0	2,995		*
John C. McKelvey	7,630		0	7,630		*	0	7,630		*
Phillip J. Meek	18,557	(4)	0	18,557	(4)	*	0	18,557	(4)	*
William L. Trubeck	20,281		4,178	24,459		*	0	24,459		*
Carl W. Vogt	21,367		4,178	25,545		*	0	25,545		*
William D. Zollars	22,270	(5)	154,465	176,735	(5)	*	145,060	321,795	(5)	*
Donald G. Barger, Jr.	1,822	(6)	0	1,822	(6)	*	31,606	33,428	(6)	*
Michael J. Smid	832	(7)	35,000	35,832	(7)	*	27,519	63,351	(7)	*
James D. Staley	33,650	(8)	0	33,650	(8)	*	34,237	67,887	(8)	*
James L. Welch	798	(9)	0	798	(9)	*	41,614	42,412	(9)	*
All Directors and Executive Officers as a Group (18 persons)	209,876		206,177	416,053		0.7%	307,940	723,993		1.26%

*	Indicates less than 1% ownership.

(1)	Direct ownership unless indicated otherwise.
(2)	The Company has granted rights to receive shares of the Company’s common stock called performance share units pursuant to the achievement of performance targets under a long-term incentive plan (“LTIP”). After expiration of a six-year “holding period”, an executive will receive one share of the Company’s common stock for each vested performance unit. Fifty percent of the performance units vest on the third anniversary of their date of grant; and the remaining 50% of the performance units vest on the sixth anniversary of their date of grant. For further information regarding the “holding period”, see “Compensation Committee Report—Long-Term Incentives” in this Proxy Statement. Because of this extended vesting schedule, the unvested performance share units are not included under the “Shares Owned as of 2/28/06” column and are not included in the “Total Beneficial Ownership” and “Percent of Class” columns. However, to provide complete information regarding each executive officer’s equity ownership in the Company, the unvested performance share units are included in the “Unvested LTIP Performance Share Units”, “Adjusted Total Beneficial Ownership” and “Adjusted Percent of Class” columns above.
(3)	Ms. Carr has deferred 9,717 shares pursuant to the Company’s Amended Directors’ Stock Compensation Plan until she ceases to be a director of the Company.
(4)	Messrs. Doyle, Fiedler and Meek were formerly directors of Roadway Corporation (“Roadway”) and owned shares of Roadway common stock or options which fully vested upon the Company’s acquisition of Roadway. The Roadway common stock and fully vested options were converted to 19,065, 4,299, and 13,988 shares of the Company’s common stock, respectively.
(5)	For Mr. Zollars, includes the equivalent of 173.94 shares held on a unitized basis in the Company’s Retirement Savings Plan.
(6)	For Mr. Barger, includes the equivalent of 166.35 shares held on a unitized basis in the Company’s Retirement Savings Plan.
(7)	For Mr. Smid, represents the equivalent of 832.16 shares held on a unitized basis in the Company’s Retirement Savings Plan.
(8)	For Mr. Staley, includes the equivalent of 52.12 shares held on a unitized basis in the Company’s Retirement Savings Plan.
(9)	For Mr. Welch, represents the equivalent of 798.09 shares held on a unitized basis in the Company’s Retirement Savings Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of copies of reports furnished to us by persons required to file reports under Section 16(a) of the Exchange Act, we believe that, for the year ended December 31, 2005, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act, with the exception of William L. Trubeck, who filed a Form 4 four business days late, Carl W. Vogt, who filed a Form 4 twenty-four business days late, and Steven T. Yamasaki, who filed a Form 4 five business days late. Each of the foregoing inadvertent late filings was due to the Company’s administrative error in assisting in the preparation of the form.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of February 28, 2006, the persons known to us to be beneficial owners of more than five percent of the Company’s outstanding shares of common stock, the number of shares beneficially owned by them, and the percent of outstanding common stock so owned were:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	7,705,481	(1)	13.42%

Glenview Capital Management, LLC 399 Park Avenue, Floor 39 New York, NY 10022	3,722,688	(2)	6.48%

Vanguard Windsor Funds 100 Vanguard Blvd. Malvern, PA 19355	3,291,962	(3)	5.73%

Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	2,897,029	(4)	5.05%

(1)	According to information provided to the Company in a Schedule 13G/A, Wellington Management Company, LLP had the following voting and dispositive powers with respect to the shares: (a) sole voting power, none; (b) shared voting power, 3,156,964; (c) sole dispositive power, none; and (d) shared dispositive power, 7,705,481.
(2)	According to information provided to the Company in a Schedule 13G, Glenview Capital Management, LLC through certain of its affiliates had the following voting and dispositive powers with respect to the shares: (a) sole voting power, none; (b) shared voting power, 3,722,688; (c) sole dispositive power, none; and (d) shared dispositive power, 3,722,688.
(3)	According to information provided to the Company in a Schedule 13G, Vanguard Windsor Funds had the following voting and dispositive powers with respect to the shares: (a) sole voting power, 3,291,962; (b) shared voting power, none; (c) sole dispositive power, none; and (d) shared dispositive power, none.
(4)	According to information provided to the Company in a Schedule 13G, Wachovia Corporation had the following voting and dispositive powers with respect to the shares: (a) sole voting power, 2,897,029; (b) shared voting power, 550; (c) sole dispositive power, 2,856,393; and (d) shared dispositive power, 39,327.

I. ELECTION OF DIRECTORS

At the meeting, our stockholders will elect nine directors to hold office until the 2007 Annual Meeting or until their successors are elected and have qualified. If any nominee should be unable to stand for election as a director, it is intended that the shares represented by proxies will be voted for the election of a substitute that management may nominate. Messrs. Doyle and Liska have determined that they will not seek re-election to the Board.

The following table sets forth information with respect to each nominee for election as a director of the Company. No nominee has any family relationship with any other director or executive officer of the Company.

Name	Principal Occupation; Past Service; Directorships; Age
NOMINEES FOR ELECTION AS DIRECTORS

Cassandra C. Carr Director since 1997	Senior Advisor, Public Strategies, Inc. (since 2002); Senior Executive Vice President, External Affairs (1998–2002) and Senior Vice President, Human Resources (1994–1998), SBC Communications, Inc., San Antonio, TX (telecommunications); Director, Temple-Inland Inc. (containerboard manufacturer); 61

Howard M. Dean Director since 1987	Retired Chairman of the Board of Dean Foods Company, Franklin Park, IL (processor and distributor of food products); Director of Ball Corporation (metal cans); 68

John F. Fiedler Director since 2003	Retired Chairman and Chief Executive Officer (1995–2003), BorgWarner Inc., Chicago, IL (automotive systems and components); Executive Vice President—North America Tire Division, The Goodyear Tire & Rubber Company (tire and rubber products) (1991–1994); Director of Mohawk Industries, Inc. (motor vehicle parts and accessories), AirTran Holdings Inc. (scheduled air transportation) and Snap-On Incorporated (cutlery, hand tools and general hardware); 67

Dennis E. Foster Director since 2000	Principal, Foster Thoroughbred Investments, Lexington, Kentucky (thoroughbred horse farm); Formerly Vice Chairman, Alltel Corporation, Little Rock, AR (telecommunications) (1998–2000); Chief Executive Officer, 360 Communications, Inc. (wireless communications) (1993–1998); Director of Alltel Corporation (telecommunications) and NiSource Inc. (natural gas and electric); 65

John C. McKelvey Director since 1977	President and Chief Executive Officer, Menninger Foundation, Topeka, KS, and Chairman, Menninger Psychiatric Clinic, Houston, TX (psychiatric treatment and research) (since November 2001); President Emeritus, Midwest Research Institute, Kansas City, MO (scientific and technical research) (since January 2000); formerly President and Chief Executive Officer, Midwest Research Institute, Kansas City, MO (1975–1999); 71

Name	Principal Occupation; Past Service; Directorships; Age
NOMINEES FOR ELECTION AS DIRECTORS (cont’d.)

Phillip J. Meek Director since 2003	Retired Senior Vice President and President—Publishing Group, Capital Cities/ABC, Inc. (broadcasting, cable, and publishing) (1986–1997); Trustee and Chair of Board of Trustees of Ohio Wesleyan University; Director of Guideposts (religious organization); 68

William L. Trubeck Director since 1994	Executive Vice President and Chief Financial Officer, H&R Block, Inc. (financial services) (since October 2004); Executive Vice President, Western Group (2003–2004), Executive Vice President, Chief Administrative Officer and Chief Financial Officer (2002–2003) and Senior Vice President and Chief Financial Officer (2000–2002), Waste Management, Inc., Houston, TX (waste disposal and environmental services); formerly Senior Vice President—Finance and Chief Financial Officer and President, Latin American Operations, International MultiFoods, Inc., Minneapolis, MN (food manufacturing) (1997–2000); Director of Dynegy Inc. (power generation and natural gas liquids); 59

Carl W. Vogt Director since 1996	Retired Senior Partner (1974–2002), Fulbright & Jaworski LLP, Washington, DC (legal services); President Emeritus (President interim 1999–2000), Williams College, Williamstown, MA; Chairman, National Transportation Safety Board, Washington, DC (1992–1994); Director of Scudder Funds (mutual funds), American Science & Engineering (x-ray bomb and contraband detection) and National Railroad Passenger Corporation (AMTRAK) (railroad transportation services); 69

William D. Zollars Director since 1999	Chairman, President and Chief Executive Officer of the Company (since November 1999); formerly President of Yellow Transportation, Inc. (1996–2000); Director of ProLogis Trust (real estate investment trust), Cerner Corporation (computer integrated systems design) and CIGNA Corporation (hospital and medical service plans); 58

STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

General. The Board is currently comprised of 11 directors, with ten of those directors determined to be “independent directors”, as that term is defined in the NASDAQ Stock Market rules. Upon election at the 2006 Annual Meeting of Stockholders, the Board will be comprised of nine directors with eight of those directors determined to be “independent directors”. All directors are elected annually at the stockholders’ meeting. Directors may serve until age 75, which is the mandatory retirement age provided in the Company’s Bylaws. A director’s term on the Board may be limited if the director changes employment (other than a promotion or lateral movement within the same organization) or if the director fails in any fiscal year to attend at least 66% of the aggregate meetings of the Board and any Board committees on which the director serves. The Company’s

Bylaws require the director to offer his or her retirement or resignation effective on the annual stockholders’ meeting following the three-month anniversary of the change in his or her employment or the failure to attend the requisite number of meetings in a fiscal year. The functions of a lead director are handled by the chairman of each committee, who serves as the spokesperson for the committee and provides recommendations and guidance to the Board and the Chairman of the Board.

The Board reviews from time to time its procedures and processes, as well as its guidelines on corporate governance. The guidelines on corporate governance are included with the Governance Committee Charter, which is available on the Company’s website, www.yrcw.com. Each committee of the Board may retain its own legal or other advisors from time to time as the committee believes appropriate, and the committee will be responsible for the terms of the engagement and compensation of the advisors. Under the guidelines on corporate governance, the Board develops procedures for orientation and continuing education of the directors.

Meetings of Board and Committees. The Board held seven meetings during 2005. The Board has three standing committees: the Audit/Ethics Committee; the Compensation Committee and the Governance Committee. The Company policy with respect to attendance of Board and committee meetings is that each director should strive to attend at least 75% of the aggregate of the total number of meetings of the Board and of the committees of the Board on which the director serves. During 2005, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period the incumbent was a director and meetings of the Board committees on which the incumbent served during the period the incumbent was a director. All of the directors, except for Mr. Liska, who was not yet then a member of the Board, and Mr. Foster, who had a schedule conflict, attended the 2005 Annual Meeting of Stockholders in May 2005.

Meetings of Independent Directors. The independent directors of the Company (as independence is affirmatively determined from time to time by the Board in accordance with law and the NASDAQ Stock Market rules) meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least one executive session a year.

Stockholder Communications with the Board. The Company encourages any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who shall assure that the Chairman of the Governance Committee receives the correspondence.

Audit/Ethics Committee. The Audit/Ethics Committee of the Board met six times during 2005. The Audit/Ethics Committee consisted of William Trubeck (Chairman), Howard Dean, John Fiedler and John McKelvey. The Board has determined that all of the members of the Audit/Ethics Committee are, and in 2005 were, independent directors, as that term is defined in the NASDAQ Stock Market rules. The Audit/Ethics Committee Charter has a written charter, which is available on the Company’s website, www.yrcw.com. As described in its charter, the Audit/Ethics Committee’s functions include:

•	appointing, compensating and overseeing the work of any public accounting firm that the Company employs for the purpose of preparing or issuing an audit report or related work;

•	approving all auditing services and non-audit services that the Company’s auditors provide to the Company;

•	resolving any disagreements between the Company’s management and the auditor regarding financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints that the Company receives regarding accounting, internal controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	assisting the Board in oversight of the following:

(i) the integrity of the Company’s financial statements;

(ii) the Company’s compliance with legal and regulatory requirements;

(iii) the independent auditor’s qualifications and independence, and

(iv) the performance of the Company’s internal and external audit functions;

•	overseeing the Company’s compliance programs, including the Company’s Code of Conduct; and

•	adopting, amending or modifying the Company’s Code of Conduct and a code of ethics (which is currently contained in the Company’s Code of Conduct) for the Company’s chief financial officer, controller, principal accounting officer or persons serving in similar functions (the Company’s Code of Conduct is available on the Company’s website, www.yrcw.com).

In performing its functions, the Audit/Ethics Committee reviews the independence of the external auditor and the overall scope and focus of the annual audit. The Audit/Ethics Committee addresses auditor rotation by conducting discussions with the Company’s external auditor concerning relationships or services that may affect auditor objectivity or independence, and if the Audit/Ethics Committee is not satisfied with the auditors’ assurances of independence, the Audit/Ethics Committee will take, or recommend to the Board, appropriate action to ensure the independence of the external auditor. The Audit/Ethics Committee also approves all audit and non-audit services that the Company’s external auditors provide to the Company. In addition, the chairman of the Audit/Ethics Committee is expressly authorized to approve the provision of non-audit services to the Company. The latter express authority was established to handle the approval of non-audit services prior to the engagement of the auditor or accountant before the next scheduled Audit/Ethics Committee meeting. The Audit/Ethics Committee approved all audit, audit related, tax and all other fees incurred in 2005.

Compensation Committee. The Compensation Committee of the Board met seven times during 2005. The Compensation Committee consisted of Dennis Foster (Chairman), Cassandra Carr, Paul Liska and Phillip Meek. Howard Dean served on the Compensation Committee until July 2005, when he was replaced by Mr. Liska, who was formerly a director of USF Corporation. In February 2006, Mr. Liska ceased to be a member of the Compensation Committee. The Board has determined that all of the members of the Compensation Committee are, and in 2005 were, independent directors, as that term is defined in the NASDAQ Stock Market rules. A copy of the Compensation Committee’s charter is available on the Company’s website, www.yrcw.com. The Compensation Committee’s functions include:

•	reviewing and establishing base salary, incentive compensation and perquisites of the Company’s “executive officers”, as that term is defined by the SEC and the Internal Revenue Service;

•	reviewing and establishing compensation strategy for other officers of the Company;

•	approving and recommending to the Board the establishment, modification or amendment of all compensation plans for officers of the Company;

•	approving and recommending to the Board the creation, modification or amendment of any stock option or stock-based compensation plans of which the Company’s common stock is the basis; and

•	administering, funding and monitoring the investment performance and compliance of the Company-sponsored qualified defined benefit and defined contribution retirement plans.

In addition to the foregoing functions, the Company’s Chief Executive Officer and the Compensation Committee review management development and succession planning and make an annual report to an executive session of the independent directors.

Governance Committee. The Governance Committee of the Board met twice during 2005. The Governance Committee performs the functions of a nominating committee. The Governance Committee consisted of Carl Vogt (Chairman), Cassandra Carr, Frank Doyle and Dennis Foster. The Board has determined that all of the members of the Governance Committee are, and in 2005 were, independent directors, as that term is defined in the NASDAQ Stock Market rules. The Governance Committee’s functions are described in detail in its charter, which is available on the Company’s website, www.yrcw.com. The Governance Committee’s functions include:

•	administering the guidelines on corporate governance and developing and making recommendations to the Board with respect to those guidelines;

•	establishing the criteria for selecting the nominees for election as directors of the Company and reviewing the qualifications of all candidates, including those proposed by stockholders, for recommendation to the Board;

•	recommending to the Board for approval the standards for determining whether or not a director is “independent”;

•	recommending to the Board the composition of the committees of the Board;

•	reviewing and making recommendations as to the effectiveness of the Board as a whole; and

•	making recommendations from time to time as to changes in governance that the Governance Committee finds necessary or otherwise in the best interest of the Company.

In performing its function of identifying candidates for director nominees, the Governance Committee has the sole authority to retain and compensate search firms to assist in the process.

All of the nominee directors included in this Proxy Statement are directors standing for re-election. The Governance Committee accepts stockholder director nominations in accordance with the policy for submitting proposals for director nominations contained in “Submission of Proposals by Stockholders” of this Proxy Statement. The following criteria guide the Governance Committee in considering candidates for director nominees, including nominees submitted by stockholders:

•	personal traits and experience (i.e., an individual of the highest character and integrity, with experience at a strategy/policy-setting level or other senior executive level of experience),

•	the availability of sufficient time to carry out the responsibilities of a director,

•	the absence of any conflict of interest that would interfere with the director’s independence and the proper performance of his or her responsibilities,

•	the ability to utilize his or her unique experience and background to represent and act in the best interests of all stockholders as a group and not to represent a particular constituent group or organization, and

•	the ownership of Company common stock.

DIRECTORS’ COMPENSATION

As a result of the Company’s policy that directors should have an equity ownership in the Company, a portion of each director’s fees are paid in the Company’s common stock. We pay directors of the Company who are not full-time employees of the Company:

•	an annual retainer for Board services of $50,000;

•	an annual retainer for service as Governance Committee chairperson of $5,000, as Compensation Committee chairperson of $7,500 and as Audit/Ethics Committee chairperson of $10,000; other members of committees do not receive retainers for committee service;

•	an attendance fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended;

•	reimbursement of costs or expenses incurred in relation to Board and committee meetings.

Under the terms of the Company’s Director Compensation Plan, a minimum of 50% of the Board and committee retainers are paid in the form of Company common stock, with the stock award determined annually on the date of the Board meeting immediately following the Company’s Annual Meeting of Stockholders based on the closing price of the Company’s common stock on that date and the then applicable level of Board and committee retainers. The directors have the option of annually taking up to 100% of the Board and committee retainers in Company common stock rather than cash. Directors may elect to defer receipt all of their retainer fees received in common stock and their attendance fees.

On the date of the Board meeting immediately following the Company’s Annual Meeting of Stockholders, the directors receive annual restricted stock unit grants of shares of the Company’s common stock equal in value to $77,500 (using the reported closing price on the NASDAQ Stock Market on the date of grant). These units vest one-third on each of the first, second and third anniversaries of the date of grant. The restricted stock unit grants will be issued from the Company’s 2004 Long-Term Incentive and Equity Award Plan. Our policy is not to pay directors who are full-time employees of the Company or any subsidiary any retainer or attendance fees for services as members of the Board or any of its committees.

Our directors are subject to equity ownership requirements. Each of our directors who are not Company employees are required to own shares of Company common stock equal in value to three times their annual board retainer within three years of July 14, 2005 or the date the director first becomes a member of the Board.

AUDIT/ETHICS COMMITTEE REPORT

The Audit/Ethics Committee of the Board of Directors provides assistance to the Board of Directors in, among other matters, fulfilling its responsibility in matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s financial controls and the quality and integrity of the financial statements of the Company. The Audit/Ethics Committee also oversees the Company’s compliance programs.

The Audit/Ethics Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005.

The Audit/Ethics Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit/Ethics Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, and any other matters deemed relevant and appropriate by the Audit/Ethics Committee, the Audit/Ethics Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

The Board of Directors had determined that the members of the Audit/Ethics Committee are independent. The Board has further determined that Mr. Trubeck is the “audit committee financial expert”, as that term is defined under SEC regulations, and that Mr. Trubeck meets the financial sophistication requirement of the NASDAQ Stock Market rules.

The Audit/Ethics Committee has adopted a written charter, which was amended and restated in 2003, to clarify the Company’s requirement to pay for the expenses of auditors, independent counsel and consultants that the Committee retains. A copy of the Committee’s Charter is available on the Company’s website, www.yrcw.com. The Audit/Ethics Committee conducts annual reviews of its charter to assess its adequacy.

The Audit/Ethics Committee presents the following summary of all fees paid to KPMG LLP (“KPMG”), the Company’s auditors, during calendar years 2005 and 2004:

	KPMG FY 2005	KPMG FY 2004
Audit fees	$3,873,040	$3,557,005
Audit related fees	273,094	429,612
Tax fees	8,700	173,085
All other fees	-0-	-0-

Total	$4,154,834	$4,159,702

The Audit/Ethics Committee has considered and determined that the level of KPMG’s fees for provision of services other than the audit and the quarterly review services is compatible with maintaining the auditor’s independence.

William L. Trubeck, Chairman

Howard M. Dean

John F. Fiedler

John C. McKelvey

EXECUTIVE COMPENSATION

The table below shows information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2005, 2004 and 2003 of those persons who were, as of December 31, 2005, the executive officers of the Company.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation					Awards			Payouts
(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)		(e) Other Annual Comp. ($)(1)	(f) Restricted Stock Award(s) ($)		(g) Options/ SARs (#)	(h) LTIP Payouts ($)(3)		(i) All Other Comp ($)(4)
William D. Zollars Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	$956,250 900,000 818,000	$936,169 1,800,000 585,721		$50,000 0 0	$0 0 0		0/0 0/0 0/0	$4,228,751 3,866,498 2,513,416	(5) (6) (6)	$6,300 5,125 2,500

Donald G. Barger, Jr. Senior Vice President and Chief Financial Officer	2005 2004 2003	422,500 400,000 365,000	227,495 440,000 169,112		0 0 0	0 0 0		0/0 0/0 0/0	856,830 830,400 572,676	(5) (6) (6)	6,300 6,150 3,000

Michael J. Smid President and Chief Executive Officer, Roadway Express	2005 2004 2003	391,652 335,000 304,298	210,831 368,500 147,708		0 0 0	0 0 0		0/0 0/0 0/0	860,459 695,460 215,882	(5) (6) (6)	6,300 6,150 3,000

James D. Staley President and Chief Executive Officer, YRC Regional Transportation	2005 2004 2003	518,750 494,230 32,052	480,881 921,245 122,311	(7)	0 0 0	500,000 1,000,000 0	(2) (2)	0/0 0/0 0/0	1,252,781 1,067,500 917,067	(5) (6) (6)	6,300 9,225 0

James L. Welch President and Chief Executive Officer, Yellow Transportation	2005 2004 2003	456,250 415,000 387,500	259,971 378,895 187,763		0 0 0	0 0 0		0/0 0/0 0/0	1,156,594 1,076,925 759,980	(5) (6) (6)	6,283 6,150 3,000

(1)	The Company provides each named executive officer with cash payments for perquisites, including car allowance, country club dues, financial planning and other similar executive perquisites. Except for Mr. Zollars, none of the perquisites in any of the reported years reached the threshold for reporting of $50,000 or ten percent of salary and bonus set forth in the applicable SEC rules.

(2)	The Company made restricted stock awards to Mr. Staley in 2004 and 2005 pursuant to an employment agreement between Mr. Staley and the Company, which agreement is more fully described in “Employment Contracts, Change of Control Agreements and Termination of Employment Agreements” below.

(3)	Long-term incentive payouts (“LTIP Payouts”) were made 50% in cash and 50% in performance share units. The number of performance share units in the LTIP Payout was calculated by using the average per share stock price over the relevant performance period for 2003 and for the 2004 estimated LTIP Payout that was paid in February 2005. Beginning with the final 2004 LTIP Payout in July 2005, the number of performance share units in the LTIP Payout was calculated by using the average daily closing share price for the 30-trading day period ending on the day immediately prior to the date of grant. Except for Mr. Staley’s 2004 LTIP Payout, the average per share stock price used in calculating LTIP Payouts was $27.55 for 2003, $30.75 for the estimated 2004 (paid in February 2005), $51.49 for the final 2004 (paid in July 2005), and $48.168 for the estimated 2005 (paid in February 2006).

Because Mr. Staley became a Company employee in December 2003 with the Roadway acquisition, his 2004 and 2005 LTIP Payouts were determined by using an assumed target performance for 2003 and the Company’s actual performance for 2004 and 2005. The number of performance share units in his LTIP Payout was calculated by using a per share price of $40.76, which was the average per share stock price for 2004. In 2003, Mr. Staley received long-term incentive compensation on the same basis as participants in the Company’s long-term incentive program to reflect his performance with Roadway during 2003, and the payments were made under agreements related to the Roadway acquisition. For a description of the long-term incentive plan, see “Compensation Committee Report—Long-Term Incentives” in this Proxy Statement.

The following table sets forth the number of performance share units that each named executive officer received for 2003 and 2004. For 2005, the number of shares represents 75% of the estimated performance share unit portion (i.e., 50%) of the LTIP Payouts for 2005. See Footnote 5 below for a further description of the 2005 LTIP Payouts:

Named Executive Officer	Number of Performance Share Units
	2003		2004		2005(a)
William D. Zollars	41,168		56,429		32,922
Donald G. Barger, Jr.	9,380		12,119		6,671
Michael J. Smid	7,836		10,150		6,699
James D. Staley	12,095	(b)	12,389	(c)	9,753	(c)
James L. Welch	12,448		15,717		9,004

(a)	Represents the performance share unit portion of 75% of the estimated 2005 LTIP Payouts.
(b)	In 2003, Mr. Staley received long-term incentive compensation on the same basis as participants in the Company’s long-term incentive program to reflect his performance with Roadway during 2003, and the payments were made under agreements related to the Roadway acquisition (in December 2003).
(c)	Mr. Staley’s LTIP Payouts are calculated based on an assumed target performance for the years 2003 and the Company’s actual performance for 2004 and 2005.

(4)	The other compensation reported for each executive in 2003, 2004 and 2005 includes the Company’s matching contribution under the 401(k) portions of its defined contribution plans.

(5)	Each of the named executive officers in the Summary Compensation Table participated during 2005 in a long-term incentive plan. See “Compensation Committee Report—Long-Term Incentives” in this Proxy Statement for a full description of this plan. Payouts under this plan are based 70% on the return on capital and 30% on growth in net operating profit after taxes, in each case, as compared to the same measures of companies included in the S&P SmallCap 600 Index for 2003 (i.e., the portion of the 3-year period prior to the Company’s acquisition of Roadway) and in the S&P MidCap 400 Index for 2004 and 2005. The S&P SmallCap 600 Index is comprised of approximately 600 companies, and the S&P MidCap 400 Index is comprised of approximately 400 companies. The data to finalize the comparison for 2005 is not yet fully available for many of the companies in these indexes; therefore, the Company has paid 75% of an estimated award to the executive as a minimum payment, with the balance to be paid upon completion of the compilation of the data. Fifty percent of the payout under the long-term incentive plan is in cash, and 50% of the payout is in performance share units (i.e., rights to receive shares of the Company’s common stock). The Compensation Committee of the Board may also reduce payouts pursuant to the plan. The following table sets forth the total potential payout for 2005 at the maximum levels for each of the named officers in the Summary Compensation Table (the amounts in the table below are inclusive and not additive of the value of the LTIP Payouts in the Summary Compensation Table above).

Name	Maximum Potential LTIP Payout for 2005
William D. Zollars	$4,228,751
Donald G. Barger, Jr.	856,830
Michael J. Smid	860,459
James D. Staley	1,252,781
James L. Welch	684,375

(6)	Except for Mr. Staley, who did not join the Company until December 11, 2003, each of the named officers in the Summary Compensation Table participated during 2003 and 2004 in a long-term incentive plan. Seventy-five percent of the estimated award was paid in the first quarter of the year following the incentive plan year based on the estimated calculation. After the data was available to complete the measurement comparison and calculate the final award, the balance of the award for the incentive plan year was paid to the executives during the third quarter of the year following the incentive plan year.

In April 2004, Mr. Staley was granted $917,067 of long-term incentive payments on the same basis as participants in the Company’s long-term incentive program to reflect his performance with Roadway during 2003. This payout was in lieu of the long-term equity grants that Mr. Staley would have received from Roadway prior to the Company’s acquisition of Roadway.

(7)	Mr. Staley became an executive officer of the Company with the Company’s acquisition of Roadway in December 2003. As a result, Mr. Staley was entitled to the payment of a bonus in 2003 pursuant to a Roadway change in control agreement.

OPTIONS AND STOCK APPRECIATION RIGHTS

The following table summarizes the option exercises by the executive officers named in the Summary Compensation Table above during 2005; and the year-end value of their options. No executive officer received an option grant during 2005.

Option and SAR Exercises and Year End Value Table(1)

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Number of Unexercised SARs at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End($) Exercisable/ Unexercisable(2)	Value of Unexercised In-the-Money SARs at FY-End(#) Exercisable/ Unexercisable
William D. Zollars	117,860	$5,497,602	154,465/0	0	$8,605,245/0	$0
Donald G. Barger, Jr.	27,232	1,209,256	0/0	0	0/0	0
Michael J. Smid	0	0	35,000/0	0	1,949,850/0	0
James D. Staley	0	0	0/0	0	0/0	0
James L. Welch	0	0	0/0	0	0/0	0

(1)	All options become exercisable in four equal annual installments. All options were granted with an exercise price equal to the closing price of the Company’s common stock as reported by the NASDAQ Stock Market on the date of each grant. The time at which options become exercisable is accelerated upon the occurrence of certain events, including total and permanent disability or death of the executive officer while in the employ of the Company; if the Company is wholly or partially liquidated; or is a party to a merger, consolidation or reorganization in which it, or an entity controlled by it, is not the surviving entity. Options exercised may be paid for in cash or by delivery of shares that the grantee owns.
(2)	The calculation of the value of unexercised in-the-money options at the end of the year is based on the per share closing price of the Company’s common stock of $44.61 on December 30, 2005, the last trading day of the year.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2005, with respect to our compensation plans under which equity securities are authorized for issuance:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column(a)
Equity compensation plans approved by security holders	646,912	$24.87	2,514,006
Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	646,912	$24.87	2,514,006

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS AND

TERMINATION OF EMPLOYMENT AGREEMENTS

William D. Zollars Employment Agreement. On January 25, 2006, the Company entered into a new Employment Agreement with William D. Zollars, its Chairman, President and Chief Executive Officer, that contains the following essential terms and conditions:

•	a five-year term commencing January 1, 2006, and ending on December 31, 2010; with automatic extensions for additional one-year periods unless the Company or Mr. Zollars provides specified prior termination notice;

•	a base salary that is reviewed annually, with the initial annual base salary being set at $1,000,000;

•	an annual bonus with a target level of 125% of base salary, with the actual bonus levels being contingent upon the Company’s achieving predetermined financial results and the approval of the Company’s Board of Directors;

•	long-term incentive or equity-based compensation awards at a target level of 300% of base salary, with actual payments being contingent upon the Company’s achieving certain predetermined financial results and the approval of the Company’s Board of Directors;

•	a grant on January 26, 2006 of 32,330 restricted shares of the Company’s common stock, with full vesting and removal of the restrictions contingent upon the Company’s having positive net income for the five-year period ending December 31, 2010 and Mr. Zollars’ not having terminated his employment without “good reason” on or before December 31, 2010;

•	an additional grant between January 1, 2009 and March 31, 2009, having a value of up to $1.5 million in shares of the Company’s common stock, with the number of shares granted being determined by comparing the Company’s annual return on capital (“ROC”) against the average annual ROC of the companies in the S&P MidCap 400 Index and the Company’s annual growth in net operating profit after taxes (“NOPAT”) against the average annual growth in NOPAT of the companies in the S&P MidCap 400 Index, in each case for calendar years 2006, 2007 and 2008, with the shares forfeitable if Mr. Zollars terminates his employment without “good reason” on or before December 31, 2008;

•	retention of a fully vested, supplemental retirement benefit, with the benefit modified to be payable as a lump sum rather than in installments during retirement, and the lump sum payment equal to the difference between the net present values of the benefits that Mr. Zollars would have received under the Company’s pension plan if the benefit would have commenced as of his normal retirement date (as defined under the pension plan) and would have been paid in a single life annuity over the longer of his life or his spouse’s life, using his actual years of service plus 16 years and the benefit Mr. Zollars would have received if his compensation were not limited by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and

•	severance payments in the event of Mr. Zollars’ termination “without cause” or resignation for “good reason” or following a “change of control” (as those terms are defined in the agreement, with “change of control” having the same definition as that in Mr. Zollars’ severance agreement described below), in the amount of twice (except in the case of a termination of Mr. Zollars’ employment after or in connection with a change of control, in which case the amount shall be three times) Mr. Zollars’ annual rate of compensation, including target bonus, at the time of termination or resignation, plus target bonus for the year of termination, and immediate vesting of all outstanding stock options and any incentive and benefit plans applicable at the time of termination or resignation.

James D. Staley Employment Agreement. In October 2003, Roadway LLC, a wholly owned subsidiary of the Company, entered into an employment agreement with James D. Staley, then President and Chief Executive Officer of Roadway. The employment agreement became effective as of the effective date of the Company’s acquisition of Roadway (i.e., December 11, 2003). Mr. Staley’s employment agreement has been subsequently assigned to YRC Regional Transportation. Pursuant to the agreement, Mr. Staley served as President and Chief Executive Officer of Roadway LLC, and in connection with the Company’s acquisition of USF Corporation, Mr. Staley serves as President and Chief Executive Officer of the Company’s regional transportation group of companies. Mr. Staley waived the right to receive any payment under the severance agreement between himself and Roadway. He further agreed that his change in control agreement with Roadway terminated, and he was entitled to the payment of a bonus as a result of that termination. The five-year employment agreement provides Mr. Staley with:

•	compensation, including a base salary at an initial rate of $500,000 per year, and for 2004 was $494,230 and effective at the end of the first quarter 2005, is $525,000,

•	annual cash incentives with a target level of 100% of base salary,

•	participation in the Company’s long-term incentive plan with a target level of 175% of base salary, and

•	various other benefits payable to the Company’s executives.

In addition, in exchange for Mr. Staley’s entering into a covenant not to compete with the Company and its subsidiaries, Mr. Staley received a restricted stock grant in an amount equal to a fair market value of $1,000,000 in 2004, and he will receive four subsequent annual restricted stock grants each in an amount equal to a fair market value of $500,000.

If Mr. Staley’s employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Staley at least three years after the effective date of the merger for good reason (as defined in the agreement), upon the death of Mr. Staley or because Mr. Staley incurs a permanent and total disability (as defined in the agreement), all of the restricted shares previously granted to Mr. Staley will vest, and Mr. Staley will be entitled to the following:

•	a lump-sum payment equal to $3,000,000, less the value of the restricted shares granted to him that have vested as of the date of the termination;

•	a lump sum payment equal to the prorated portion of his target bonus for the fiscal year in which his termination of employment occurs as if the target for the year had been met; and

•	24 months of continuation coverage under the employee benefit plans and programs that covered him immediately prior to his termination of employment (excluding any plan or program providing payment for time not worked).

If Mr. Staley’s employment is terminated by the Company for cause (as defined in the agreement), by Mr. Staley for any reason during the first three years after the effective date of the acquisition of Roadway or by Mr. Staley at least three years after the effective date of the Company’s acquisition of Roadway for any reason other than good reason (as defined in the agreement), all unvested restricted shares previously granted to Mr. Staley will be forfeited, and Mr. Staley will not be entitled to receive a severance payment under the agreement. In addition, pursuant to Mr. Staley’s employment agreement, Mr. Staley and the Company entered into an executive severance agreement in substantially the same form granted to other Company executives entitling him to change of control benefits in the event of a change of control of the Company. See “Executive Severance Agreements” below for a description of the provisions of the executive severance agreement.

William D. Zollars Severance Agreement. On January 25, 2006, the Company entered into a new Severance Agreement with William D. Zollars, its Chairman, President and Chief Executive Officer. Mr. Zollars may not receive payments for termination upon a change of control under both his employment agreement (described above) and his severance agreement, but must choose under which agreement he prefers to receive payments. Mr. Zollars’ severance agreement includes, among others, the terms described below which would become operative in the event of a change of control of the Company (“change of control” is as defined in Mr. Zollars’ severance agreement and is described below).

•	Mr. Zollars is entitled to change-of-control severance payments if in conjunction with the change of control his employment is terminated voluntarily or involuntarily for certain specified reasons, including if the Company terminates Mr. Zollars’ employment within two years of the change of control for any reason other than death, permanent disability, retirement at or after his normal retirement age or for cause (“cause” is as defined in Mr. Zollars’ severance agreement and is described below).

•	In the event of a termination of Mr. Zollars’ employment in conjunction with a change of control of the Company, Mr. Zollars shall be entitled to:

(i)	his normal compensation and benefits through the date of termination of his employment,

(ii)	a lump sum cash amount equal to three times his current base salary and target bonus in effect for the year of termination, and

(iii)	benefits substantially similar to the benefits he would have received had he remained employed (including welfare plan benefits, disability benefits, and perquisite plans and programs, but not contributions to defined contribution or defined benefit plans).

•	The above-described severance payments are also subject to a gross-up provision in the event that it is determined that the benefits provided by the severance agreements are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

•	All options to acquire Company shares, all shares of restricted Company stock, all performance or share units and any other equity or phantom equity grants and awards would become immediately vested, exercisable and non-forfeitable and all conditions of any grant or award would be deemed to be satisfied.

•	With respect to his participation in the Company’s 2004 Long-Term Incentive Plan, if he is a participant, Mr. Zollars also would be entitled to receive, upon the change of control,

(i)	for any incomplete performance period, any cash or equity award provided under the plan, based on the assumption that the Company would meet the target performance for each period and

(ii)	for any completed performance period to the extent he has not received a grant for the period, any remaining portion of the grant based on comparative company data if sufficient data is available to complete the calculation or based upon the assumption that the Company would meet the target performance for the period if sufficient data is not available, and Mr. Zollars will not be required to return any partial grant received under the 2004 Long-Term Incentive Plan if it is determined that the partial grant exceeded the grant for the target performance.

For purposes of Mr. Zollars’ severance agreement, the following definitions shall apply:

(1)	A termination is for “cause” if it is

(i)	the result of a conviction of a felony involving moral turpitude by a court of competent jurisdiction, which is no longer subject to direct appeal,

(ii)	conduct that is materially and demonstrably injurious to the Company, or

(iii)	the executive’s willful engagement in one or more acts of dishonesty resulting in material personal gain to the executive at the Company’s expense.

(2)	A “change of control” shall be deemed to have taken place if:

(i)	a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires shares of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii)	a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the effective date of Mr. Zollars’ severance agreement and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for the election of directors of the Company; or

(iii)	as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the continuing directors shall cease to constitute a majority of the Board or any successor to the Company.

Executive Severance Agreements. In addition to Mr. Zollars’ severance agreement, the Company has entered into executive severance agreements with all of the other executive officers named in the Summary Compensation Table.

Under these executive severance agreements, payments may be due to an executive if, after or in connection with a “Change of Control” transaction,

(i)	the executive’s employment is terminated for any reason other than death, permanent disability, retirement at or after the executive’s normal retirement age or “cause” either within the two-year period after the Change of Control or within the period between the initiation and culmination of the Change of Control transaction, or

(ii)	the executive resigns within two years after a change of control due to an adverse change in title, authority or duties, a transfer to a new location, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with the Company’s practice prior to the Change of Control.

If one of the foregoing events occurs, the severance agreements provide that the executive shall be entitled to

(i)	the executive’s normal compensation and benefits through the date of termination,

(ii)	a lump sum cash amount equal to two times the executive’s current base salary and target bonus in effect for the year of termination, and

(iii)	benefits substantially similar to the benefits the executive would have received had he remained employed (including welfare plan benefits, disability benefits, and perquisite plans and programs, but not contributions to defined contribution or defined benefit plans).

If the executive is within 10 years of his normal retirement age (65), then the executive would be paid three times his current base salary and target bonus in effect for the year of termination. The above-described payments are also subject to a gross-up provision in the event that it is determined that the benefits provided by the severance agreements are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Further, in the event of a Change of Control, all options to acquire Company shares, all shares of restricted Company stock, all performance or share units and any other equity grants and awards would become immediately vested, exercisable and nonforfeitable and all conditions of any grant or award would be deemed to be satisfied. Any executive who is a participant in the Company’s 2004 Long-Term Incentive Plan would be entitled to receive, upon the Change of Control,

(i)	for any incomplete performance period, any cash or equity award provided under the plan, based on the assumption that the Company would meet the target performance for each period and

(ii)	for any completed performance period to the extent the executive has not received a grant for the period, any remaining portion of the grant based on comparative company data if sufficient data is available to complete the calculation or based upon the assumption that the Company would meet the target performance for the period if sufficient data is not available.

The executive will not be required to return any partial grant received under the 2004 Long-Term Incentive Plan if it is determined that the partial grant exceeded the grant for the target performance.

A termination is for “cause” if it is

(i)	the result of a conviction of a felony involving moral turpitude by a court of competent jurisdiction, which is no longer subject to direct appeal,

(ii)	conduct that is materially and demonstrably injurious to the Company, or

(iii)	the executive’s willful engagement in one or more acts of dishonesty resulting in material personal gain to the executive at the Company’s expense.

“Change of Control” for the purpose of these executive severance agreements shall be deemed to have taken place if:

(i)	a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires shares of the Company after the date of this Agreement that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii)	a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the date of the agreement and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for election of directors of the Company; or

(iii)	as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the continuing directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company during any 12-month period.

DEFINED BENEFIT PENSION PLANS

Yellow. The Company and certain of its subsidiaries’ officers participate in a noncontributory, defined benefit pension plan (i.e., the Yellow Corporation Pension Plan). This plan covers all regular full-time and regular part-time office, clerical, sales, supervisory and executive personnel of the Company and certain participating subsidiaries (excluding directors who are not salaried employees) who are at least age 21, are employed in the United States, who are not otherwise covered by a pension plan under a collective bargaining agreement and who commenced employment with the Company or one of the participating subsidiaries prior to January 1, 2004. Pension plan benefits are calculated solely on salaries and cash bonuses. Compensation reported in the Summary Compensation Table includes amounts that are not covered compensation under the pension plan. Participants are vested after five years of service.

A participant retiring at age 65 will receive an annual pension benefit (single life basis) amounting to 1 2/3% of his final average annual compensation paid in the five highest consecutive years of the participant’s last ten consecutive years of participation, multiplied by his total years of participation, the sum of which is reduced by 50% of the amount of his primary social security entitlement at retirement (prorated if participation is less than 30 years). The pension of the highest-paid executive officers will probably be reduced from the above formula because of limitations under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).

The following table sets forth the gross annual benefits (single life at age 65), before deduction of the applicable primary social security offset amount (a maximum of 50% of the participant’s primary social security benefits at 30 years of participation), payable upon retirement under the defined benefit pension plan for specified remuneration and years of service classifications, part of which may be paid pursuant to the supplemental retirement income agreements discussed below:

PENSION VALUE TABLE

(Yellow)

Eligible Remuneration(1)	Years of Service
	15	20	25	30	35
$ 200,000	$50,000	$66,650	$83,350	$100,000	$116,650
300,000	75,000	100,000	125,000	150,000	175,000
400,000	100,000	133,350	166,667	200,000	233,333
500,000	125,000	166,667	208,333	250,000	291,667
600,000	150,000	200,000	250,000	300,000	350,000
700,000	175,000	233,333	291,667	350,000	408,333
800,000	200,000	266,667	333,333	400,000	466,667
900,000	225,000	300,000	375,000	450,000	525,000
1,000,000	250,000	333,333	416,667	500,000	583,333
1,100,000	275,000	366,667	458,333	550,000	641,667
1,200,000	300,000	400,000	500,000	600,000	700,000
1,300,000	325,000	433,333	541,667	650,000	758,333
1,400,000	350,000	466,667	583,333	700,000	816,667
1,500,000	375,000	500,000	625,000	750,000	875,000
1,600,000	400,000	533,333	666,635	800,000	933,360
1,700,000	425,000	566,667	708,333	850,000	991,667
1,800,000	450,000	600,000	749,965	900,000	1,050,030
1,900,000	475,000	633,000	791,667	950,000	1,108,333
2,000,000	500,000	666,667	833,294	1,000,000	1,166,700
2,100,000	525,000	700,000	875,000	1,050,000	1,225,000
2,200,000	550,000	733,333	916,623	1,100,000	1,283,370
2,300,000	575,000	766,667	958,333	1,150,000	1,341,667
2,400,000	600,000	800,000	999,953	1,200,000	1,400,040
2,500,000	625,000	833,333	1,041,667	1,250,000	1,458,333
2,600,000	650,000	866,667	1,083,282	1,300,000	1,516,710
2,700,000	675,000	900,000	1,125,000	1,350,000	1,575,000
2,800,000	700,000	933,333	1,166,612	1,400,000	1,633,680
2,900,000	725,000	966,667	1,208,276	1,450,000	1,691,715

(1)	Eligible Remuneration as used in this table is defined as final average covered compensation (salary and annual bonus) for the five highest consecutive years of the participant’s last ten consecutive years of participation preceding termination of employment under the plan.

ERISA and the Internal Revenue Code limited covered compensation under the pension plan to $210,000 in 2005 and impose maximum annual benefit limitations, which may cause a reduction in the pension benefit payable under the pension plan. These limitations may be adjusted in the future by regulations issued under the Internal Revenue Code. For those pension plan participants affected by the regulatory limitations, the Company enters into non-qualified, unfunded supplemental retirement income agreements, which are designed to provide those benefits intended by the pension plan before application of the regulatory limitations. With respect to amounts in excess of the annual compensation limit (e.g., $210,000 in 2005), each executive is entitled to receive payments under the non-qualified supplemental retirement income agreements in the same form as the Company’s qualified pension plans or, alternatively, to receive the net present value of the pension benefit in a lump sum cash payment.

The named executive officers have credited years of service in the plan as follows: Mr. Zollars, 9 years; Mr. Barger, 4 years; Mr. Welch, 26 years and Mr. Smid, 19 years. Under a separate supplemental retirement income agreement, Mr. Barger is credited with participation in the pension plan for the number of years since his date of employment or 20 years, whichever is greater; however, the 20-year provision only applies if Mr. Barger works for the Company until he is age 65.

Roadway. James D. Staley is a participant in the Roadway LLC Pension Plan (formerly known as the Roadway Corporation Pension Plan). The Roadway LLC Pension Plan is a noncontributory, qualified, defined benefit plan and covers all full-time and part-time salaried and hourly employees, including executives of the Company and certain participating subsidiaries, who are in a group of employees to which Roadway LLC has extended eligibility for participation, who are at least age 21 and employed in the United States, who are not otherwise covered by a pension plan under a collective bargaining agreement and who commenced employment with Roadway LLC or one of the participating subsidiaries prior to January 1, 2004. The following table shows estimated annual pension benefits payable as retirement benefits under the Roadway LLC Pension Plan.

PENSION VALUE TABLE

(Roadway)

Remuneration	Years of Service
	15	20	25	30	35
$200,000	$46,688	$62,250	$77,813	$93,375	$93,375
225,000	52,313	69,750	87,188	104,625	104,625
250,000	57,938	77,250	96,563	115,875	115,875
300,000	69,188	92,250	115,313	138,375	138,375
350,000	80,438	107,250	134,063	160,875	160,875
400,000	91,688	122,250	152,813	183,375	183,375
450,000	102,938	137,250	171,563	205,875	205,875
500,000	114,188	152,250	190,313	228,375	228,375
550,000	125,438	167,250	209,063	250,875	250,875
600,000	136,688	182,250	227,813	273,375	273,375
650,000	147,938	197,250	246,563	295,875	295,875
700,000	159,188	212,250	265,313	318,375	318,375
750,000	170,438	227,250	284,063	340,875	340,875
800,000	181,688	242,250	302,813	363,375	363,375
850,000	192,938	257,250	321,563	385,875	385,875
900,000	204,188	272,250	340,313	408,375	408,375
950,000	215,438	287,250	359,063	430,875	430,875
1,000,000	226,688	302,250	377,813	453,375	453,375
1,050,000	237,938	317,250	396,563	475,875	475,875
1,100,000	249,188	332,250	415,313	498,375	498,375
1,150,000	260,438	347,250	434,063	520,875	520,875
1,200,000	271,688	362,250	452,813	543,375	543,375
1,250,000	282,938	377,250	471,563	565,875	565,875
1,300,000	294,188	392,250	490,313	588,375	588,375
1,350,000	305,438	407,250	509,063	610,875	610,875
1,400,000	316,688	422,250	527,813	633,375	633,375
1,450,000	327,938	437,250	546,563	655,875	655,875
1,500,000	339,188	452,250	565,313	678,375	678,375

The Roadway LLC Pension Plan provides annual retirement benefits after normal retirement at age 65 years equal to the greater of

(a) total years of service (not to exceed 30) multiplied by 2% of the final 20 years’ average annual compensation at or below $45,000;

(b) total years of service (not to exceed 30) multiplied by the sum of 1 3/4% of the final 20 years’ average annual compensation up to $45,000 and 1 1/2% of the final 20 years’ average annual compensation in excess of $45,000; or

(c) 40% of the final five years’ average annual compensation, pro rated for years of service less than 30.

Benefits under the Roadway LLC Pension Plan are not subject to reductions for social security benefits or other offset amounts.

Benefits are payable as a straight-life annuity under various assumptions based on final average compensation and years of service, and at the election of the participant (and compliance with provisions of the plan), may be paid in a lump sum payment. Annual compensation for computing annual pension benefits includes base salary and incentive compensation. Projected credited years of service and the annual compensation for computing annual pension benefits under the Pension Plan includes 30 years (32 1/2 actual years) and $658,950 (5-year average) and $539,044 (20-year average) for Mr. Staley.

ERISA and the Internal Revenue Code limited covered compensation under the pension plan to $210,000 in 2005 and impose maximum annual benefit limitations, which may cause a reduction in the pension payable under the pension plan. These limitations may be adjusted in the future by regulations issued under the Internal Revenue Code. Roadway had adopted an unfunded, non-qualified Section 415 Excess Plan and an unfunded, non-qualified Section 401(a)(17) Benefit Plan (collectively, the “Roadway Excess Plans”) providing for the payment of the benefits that would be lost by plan participants as a result of present or future Internal Revenue Code provisions limiting the benefits payable or the compensation taken into account. Upon the retirement or death of a participant under either of the Roadway Excess Plans, the supplemental retirement benefit payable with respect to the participant will be determined under the pension formula set forth above, but without the limitations set forth in the Internal Revenue Code described above. Benefits under the Roadway Excess Plans are paid in the same form of payment as the Roadway pension plan, except that in the event of a change of control, the benefits are paid in a lump sum payment. Mr. Staley is a participant in the Roadway Excess Plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) of the Board of Directors of YRC Worldwide Inc. (the “Company”) is providing this report to inform you of the Compensation Committee’s compensation policies for executive officers and the rationale for compensation the Company pays to the Chief Executive Officer of the Company. To preserve objectivity in the achievement of the Company’s goals, the Committee currently consists of three independent, non-employee directors who have no “interlocking” relationships as the SEC defines those relationships. It is the Committee’s overall goal to develop executive compensation policies that are consistent with and linked to strategic business objectives and Company values along with competitive practices in the employment market.

The Compensation Committee approves the design of, assesses the effectiveness of and administers executive compensation programs in support of Company compensation policies. The Compensation Committee also reviews and approves all salary and benefit arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

Compensation Philosophy

The compensation program for the Company’s executive officers was established to allow the Company to attract and retain high caliber executives whose leadership skills can enable the Company and its subsidiaries to effectively compete in their market segments. Additionally, the program is intended to act as an incentive for the executives to attain the highest level of organizational performance and profitability by providing financial rewards for increasing levels of profit and stockholder value. To achieve these goals, the Committee has designed executive compensation to:

•	Focus management on the long-term interests of stockholders by comprising a significant portion of total compensation in the form of equity-based awards and long-term cash incentives

•	Emphasize variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate performance objectives

•	Target compensation levels at rates that are reflective of current and responsible market practices to maintain a stable, successful management team

Consistent with this compensation philosophy, the total annual compensation for all executive officers is comprised of three elements:

•	base salaries,

•	potential annual cash incentive compensation awards or bonuses, and

•	an opportunity to receive long-term equity in the Company or cash compensation tied to long-term Company performance.

The Committee’s independent consultant (the “Consultant”) provides the Committee competitive market data on each of these elements, including current compensation trends and movements in the competitive marketplace. The data provided compares the Company’s compensation practices to a group of comparative companies (the “Survey Group”) for base salaries, annual incentive opportunities, long-term incentive opportunities and various benefit plans. The Survey Group consists of service companies with gross revenues comparable to the Company and its subsidiaries. The Committee reviews and approves the selection of companies used for compensation comparison purposes, which are generally not the same companies included in the Dow Jones Transportation Average Stock Index in the Common Stock Performance Graph in the Proxy Statement in which this report is included. The Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index established for comparing stockholder returns.

In addition to the basic elements of compensation, executives are entitled to participate in the Company’s welfare programs, such as medical and dental benefits, and retirement programs, such as the Company’s defined contribution 401(k) program and either a defined benefit or defined contribution retirement plan, depending on the date when the executive began work with the Company. Contributions to the qualified retirement plans are based as a percentage of an employee’s compensation and are statutorily limited for many executives below the percentage they could have otherwise received without the statutory limit. For these executives, the Company has created non-qualified, supplemental executive retirement plans that provide an executive the retirement benefit he or she would have received if the qualified retirement plan limits had not been reached. The Company may or may not fund its obligations under these plans in advance of an executive’s retirement, and the executive is considered an unsecured, general creditor of the Company with respect to the Company’s obligations to make payments under the non-qualified plans. Executives under these plans may either receive periodic payments after retirement or a lump sum payment at retirement.

Finally, designated executives are also eligible to participate in the Company’s executive perquisite program. Under this program, an executive receives cash payments to use for a car allowance, country club dues, financial planning and other similar executive perquisites. Perquisite levels are set based on competitive market data that the Consultant provides and are limited to the cash payments. Perquisite payments are subject to local, state and federal income taxation and withholding and are not included in compensation when determining the Company’s retirement contributions to qualified or non-qualified retirement plans.

Section 162(m) of the Internal Revenue Code, places a limit of $1 million on the amount of compensation that the Company may deduct for federal income tax purposes in any year with respect to the Company’s Chief Executive Officer and its four other highest paid executive officers. Certain performance-based compensation and certain other compensation that the Company’s stockholders have approved are not subject to the deduction limit. The Company has qualified certain compensation paid to executive officers for deductibility under Section 162(m), including compensation expense related to options, performance units or other awards that the Company grants pursuant to the Company’s 2004 Long-Term Incentive and Equity Award Plan and compensation that the Company pays pursuant to its Annual Incentive Compensation Plan. The Company may from time to time pay compensation to its executive officers that may not be deductible for federal income tax purposes.

Base Salaries

The Committee determines salary levels for the executive officers of the Company and its subsidiaries by analyzing the salary levels, based upon data the Consultant produces for the Committee, and an evaluation of the individual executive officer’s performance. The Committee considers these factors, together but not pursuant to a precise formula. The Company evaluates individual executive performance by reference to specific performance targets or goals that it establishes each year for each executive. The Company has targeted the median of the range in the Survey Group, and the actual 2005 salaries of executive officers are generally near the market median.

Annual Incentives

The Company’s executive officers are also eligible for awards under the Company’s Annual Incentive Compensation Plan, which provides for the payment of varying levels of incentive award expressed as a percentage of annual base compensation, with the percentage increasing the higher an executive officer’s position is within the Company.

In 2005, the Committee established “threshold” and “target” financial plan objectives that tie each executive’s annual incentive compensation potential to the annual business plan of the overall Company for corporate executive officers and to the business plan of the individual business units for executive officers who are employees of Yellow Transportation, Roadway Express, YRC Regional Transportation, Meridian IQ,

YRC Worldwide Enterprise Services and YRC Worldwide Technologies. If the applicable financial plan objective is exceeded, the executive is eligible for more than a target bonus. In 2005, these objectives were weighted on a mix of operating income and the comparative operating ratio of the applicable business unit. In addition to these over-arching objectives, an individual executive officer’s annual incentive compensation may also be subject to the achievement of additional personal or business unit objectives. Also, to promote the creation of overall shareholder value, an individual executive officer may have his or her personal performance objectives tied to the performance objectives of other business units that the individual may impact.

Long-Term Incentives

The Company has implemented a long-term incentive plan that provides for cash or stock based awards (or a combination of both) over performance periods that the Committee designates. Under this plan, the Committee has adopted three-year performance cycles for award opportunities that are granted annually. Awards for the 2005 year are to be made 50% in cash and 50% in performance share units. Fifty percent of the performance share units vest on the third anniversary of the date of grant, and the remaining units vest on the sixth anniversary of the date of grant. The Committee believes this plan serves to create a longer term employment and performance commitment than many plans in comparable organizations. The Company will deliver shares of common stock for vested performance share units to applicable executives on the earlier to occur of:

•	the executive’s termination of employment,

•	the executive’s retirement from the Company or one of its subsidiaries,

•	the executive’s death,

•	the executive’s disability,

•	a change in control of the Company, or

•	the sixth anniversary of the date of grant of the performance units.

Payments under the plan depend upon the Company’s attaining specific or relative financial performance objectives as compared to one or more broad market indexes. The 2005 measures and weighting of those measures were 70% return on capital (“ROC”) and 30% net operating profit after taxes (“NOPAT”) growth as compared to the same measures of companies in the S&P SmallCap 600 Index for 2003 (the portion of the three-year period prior to the Company’s acquisition of Roadway Corporation in December 2003) and in the S&P MidCap 400 Index for 2004 and thereafter. The Committee retains discretion to reduce all or any awards to executive officers in consideration of a number of factors, including performance versus a key group of competitors and an individual executive’s attainment of the annual performance goals described above. The Company’s long-term incentive plan targets varying levels of long-term incentive potential expressed as a percentage of annual base compensation with the percentage generally increasing the higher an executive officer’s position is within the Company.

Shares of common stock that the Company issues for 2005 under the performance share units that an executive receives pursuant to the plan are issued pursuant to the Company’s 2004 Long-Term Incentive and Equity Award Plan (or any successor plan).

President and CEO Compensation

The compensation of President and Chief Executive Officer William D. Zollars is subject to an employment agreement dated January 25, 2006, the essential elements of which are detailed in the section of the Proxy Statement devoted to employment contracts. The discussion of Mr. Zollars’ employment agreement with the Company in the Proxy Statement is hereby incorporated by reference into this report. Once a year in assessing the Chief Executive Officer’s performance and compensation, the Committee and the Board of Directors meet in executive session without the Chief Executive Officer. The Committee as well as the Board of Directors may also call an executive session at any other time as it so chooses.

Mr. Zollars’ annual base salary level was increased to $975,000 for 2005, and, under the January 2006 employment agreement, is initially set at $1 million. This salary was established comparing the compensation of chief executive officers in a group of comparative companies. The Committee believes that this salary level was consistent with the Company’s goal of targeting the median of the Survey Group.

Mr. Zollars is eligible for bonuses under the Company’s Annual Incentive Compensation Plan. His target bonus level was 100% of his base salary for 2005, and, under the January 2006 employment agreement, is 125% of his base salary for 2006. This percentage has been established based on bonus practices and opportunities within the Survey Group comparable to the Company’s size. Under this plan, the Company paid Mr. Zollars an annual incentive award of $936,169 for 2005, as a result of the Company’s achieving 97.9% of its financial plan.

Mr. Zollars is also eligible to participate in the Company’s long-term incentive plan and for 2005 was entitled to receive long-term incentive awards at a target level of 275% of base salary. Under the January 2006 employment agreement, Mr. Zollars will be entitled to receive long-term incentive awards at a target level of 300% of base salary. A description of Mr. Zollars’ payout pursuant to this plan is set forth in the Summary Compensation Table and footnotes 3 and 5 to the Summary Compensation Table in the Proxy Statement in which this report is included. Fifty percent of any payout under the current plan will be made in cash, and 50% will be made in performance share units. These units are subject to the vesting and holding periods described above.

To retain Mr. Zollars’ services as President and Chief Executive Officer at least through December 31, 2010, to induce Mr. Zollars to enter into the January 2006 employment agreement and to provide additional alignment between his financial incentive and the Company’s financial performance and stockholder value, the Company provided Mr. Zollars two special equity awards when he entered into the employment agreement. The first of these awards consists of 32,330 shares of restricted stock that the Company granted to Mr. Zollars when we entered into the employment agreement. These shares vest after December 31, 2010 so long as Mr. Zollars remains employed by the Company through December 31, 2010 (subject to certain permitted exceptions that the agreement provides) and so long as the Company has positive net income for the five-year period ended December 31, 2010. The second of these awards is an award of shares of the Company’s common stock having a value of up to $1.5 million to be determined after December 31, 2008. The actual amount of the award will be determined by comparing the Company’s average yearly ROC and NOPAT growth for the three-year period ended December 31, 2008 against the average of the same measures for the other companies in the S&P MidCap 400 Index. This comparison will be weighted 70% on ROC and 30% on NOPAT growth. If the weighted result is at or above the 50th percentile, the entire $1.5 million award will be granted. If the weighted result is below the 50th percentile, the award will be proportionately reduced. The number of shares will be determined by using a 30-day average of the closing per share price up to the date of the award.

The January 2006 employment agreement continues the non-qualified, supplemental retirement benefit that was contained in Mr. Zollars’ prior employment agreement. As with the Company’s other executives, this benefit supplements Mr. Zollars’ qualified defined contribution benefit above the statutory limitation on Company contributions to the Company’s qualified defined benefit plan, and the Company may or may not fund its obligations with respect to Mr. Zollars’ non-qualified, supplemental retirement benefit in advance of his retirement. Mr. Zollars is considered an unsecured, general creditor of the Company with respect to the Company’s obligations for the payment of his non-qualified, supplemental retirement benefit. Under the terms of the January 2006 employment agreement, the Company will pay this non-qualified contractual benefit in a lump sum to Mr. Zollars upon his retirement based on an 8.25% discount rate. However, if Mr. Zollars remains employed with the Company (subject to certain exceptions that the employment agreement provides) through at least December 31, 2010, the discount rate will be reduced to the Moody’s corporate bond rate in effect at the time of Mr. Zollars’ retirement and his benefit will increase. The Moody’s corporate bond rate is the rate that the Company uses for calculating the lump sum non-qualified retirement benefit of other designated executives. In addition to providing Mr. Zollars with a similar benefit to other executives of the Company, the discount rate decrease provides additional incentive for Mr. Zollars to lead the company through the end of 2010.

Finally, Mr. Zollars is entitled to participate in the Company’s perquisite program. For 2005, Mr. Zollars received perquisite payments of $50,000. For 2006, pursuant to his new employment agreement, Mr. Zollars will receive $150,000 in value through a combination of perquisite payments under the Company’s perquisite program or use of the Company’s aircraft for personal travel determined at the Company’s actual cost. The Consultant reviewed this perquisite benefit against perquisite benefits of the Survey Group and determined that the value of this benefit was within the range of value that other companies provide.

For the reasons outlined above in the general discussion of executive compensation, Mr. Zollars received performance share units in lieu of a stock option award in 2005 and received annual cash incentive compensation as reflected in the Summary Compensation Table.

Summary

The Committee believes that the compensation program for the executives of the Company and its subsidiaries is comparable with the compensation programs provided by comparable companies and serves the best interests of the stockholders of the Company. The Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company and its subsidiaries and stockholder value.

Dennis E. Foster, Chairman

Cassandra C. Carr

Phillip J. Meek

COMMON STOCK PERFORMANCE

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company’s common stock against the cumulative total return of the S&P Composite-500 Stock Index and the Dow Jones Transportation Average Stock Index for the period of five years commencing December 31, 2000 and ending December 31, 2005.

	DJ Trans Index	S&P 500 Index	YRC Worldwide Inc.
Dec 00	100 94 97 75	100 88 93 100	100 84 93 100
Dec 01	91 101 94 75	88 88 77 63	123 130 159 145
Dec 02	81 75 86 95	69 67 77 79	143 137 132 170
Dec 03	107 104 115 117	88 90 91 90	206 192 227 267
Dec 04	137 134 126 136	98 96 97 101	317 333 289 236
Dec 05	153	103	254

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Zollars’ son-in-law is employed in the marketing area, with no direct reporting relationship to him, and his total compensation for 2005 was less than update $110,000. Mr. Welch’s son is employed by Yellow Transportation at a location in the southeastern United States, with no direct reporting relationship to Mr. Welch, and his total compensation for 2005 was less than $75,000.

II. OTHER MATTERS

The Board does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

c/o UMB Bank, n. a. P.O. Box 419064 Kansas City, MO 64141	VOTE BY TELEPHONE Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Proxy Tabulator, P.O. Box 535450, Pittsburgh PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on May 15, 2006, to be counted in the final tabulation.

If you vote by telephone or over the Internet, do not mail your proxy card.

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Proxy card must be signed and dated below.

ê    Please fold and detach card at perforation before mailing.    ê

YRC WORLDWIDE INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2006. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of YRC Worldwide Inc. (the “Company”) will be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas, on Tuesday, May 16, 2006 at 10:00 a.m., Overland Park, Kansas time, to consider the matters set forth on the reverse side. The undersigned appoints William D. Zollars, Daniel J. Churay, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of YRC Worldwide Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of YRC Worldwide Inc. and at any reconvened meeting(s) after any adjournment(s) or postponement(s) of the Annual Meeting.

Dated: 2006

Signature

Signature (if held jointly)

Please sign exactly as your name(s) appear(s) hereon. If your shares are held jointly, both of the joint owners must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

Dear Shareholder,

Did you know that it is possible to receive your annual report and proxy statement electronically? Use the power of the Internet to participate in YRC Worldwide Inc.’s paperless shareholder meeting program. While you’re on the Web, sign up to obtain future annual reports and proxy materials on the Internet. We will send you an electronic notice of shareholder meeting with links to view the annual report and proxy materials. You will be able to cast your vote on-line.

To sign up, go to http://www.econsent.com/yrcw

You can get started right away! Other than your social security number, all you will need is your account number, which can be found on the reverse side of this proxy card. Once you have accessed your account, simply provide us with your e-mail address and follow the prompts to confirm your consent.

If you do not participate in the program, you will continue to receive your annual report and proxy materials through the mail.

YRC Worldwide Inc.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Proxy Tabulator, P.O. Box 535450, Pittsburgh, PA 15253, so that your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ê    Please fold and detach card at perforation before mailing.    ê

YRC WORLDWIDE INC.	PROXY

This proxy, when properly executed, will be voted in the manner as directed below. If no direction is indicated, such shares will be voted FOR the election of all of the nominees for director listed below and according to the discretion of the Proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR all director nominees listed.

1.	ELECTION OF DIRECTORS:

Nominees:	(1)	Cassandra C. Carr	(2)	Howard M. Dean	(3)	John F. Fiedler	(4)	Dennis E. Foster	(5)	John C. McKelvey
	(6)	Phillip J. Meek	(7)	William L. Trubeck	(8)	Carl W. Vogt	(9)	William D. Zollars

	☐	FOR all nominees except the name(s) below					☐	WITHHOLD AUTHORITY for all nominees

	Instructions: To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.

(2)	The transaction of any other business as may properly come before the meeting or any reconvened meeting after an adjournment.

(CONTINUED ON REVERSE SIDE)